Exhibit 10.1

CONFIDENTIAL

April 2, 2021

Change Memo
Dear Bryce,

In light of the continuing COVID-19 pandemic, you agree to accept a reduced base salary to
$30,000.00 effective December 21, 2020. You agree that you will reimburse TaskUs the overpayment of salary that you received between 12/21/2020 through 3/28/2021. The TaskUs Payroll team will provide repayment options, as well as applicable amendments for previous pay periods.

Below you will find details of this change:

Title	CEO
Current Base Salary	$350,000.00
Effective as of 12/21/2020	$30,000.00
Bonus	$0.00

Your ROTH contributions are currently set up for a 5% deduction of your base salary. In order to obtain the $17,500.00 at year end, your ROTH deduction should be changed to 58.33%. It is highly recommended that you review your contributions no later than April 8, 2021, and submit the necessary change on the mykplan site through ADP at https://mykplan.adp.com/public/Login/index, or by calling 1-866-695-7526.

Further, with the salary change, your Health Savings Account (HSA) deduction will need to be changed to $84.61 bi-weekly. This will ensure you are still contributing the maximum for the year (2021) into your HSA. The TaskUs Benefits team will assist you with making this change to your HSA contributions.

Additionally, your company paid life insurance is adjusted to $30,000.00, which is the maximum amount for your base salary.

You will be paid in accordance with TaskUs’ standard payroll practices and subject to all withholdings and deductions required by law. All other terms and conditions of your employment remain the same.

I have read and understand the forgoing provisions of this Memo. Agreed to and accepted by:

/s/ Bryce Maddock	4/4/2021
Bryce Maddock	Date